Exhibit 21

Subsidiaries

The significant subsidiaries of Sears, Roebuck and Co., the names under which such subsidiaries do business, and the states or countries in which each was organized, were as follows at December 28, 1996:

                                                  Place of
Name                                              Organization
--------------------------------------            ------------------
Consolidated Subsidiaries:
Circle of Beauty                                  Delaware
Maxserv. Inc.                                     Texas
Orchard Supply Hardware Corporation               Delaware
Sears Canada Inc.                                 Canada
   Sears Acceptance Company Inc.                  Canada
Sears DC Corp.                                    Delaware
Sears Logistics Services, Inc.                    Delaware
Sears National Bank                               United States
Sears Overseas Finance N.V.                       Netherlands Antilles
Sears Receivables Financing Group, Inc.           Delaware
Sears Roebuck Acceptance Corp.                    Delaware
Sears, Roebuck de Mexico, S.A. de C.V.            Mexico
Sears, Roebuck de Puerto Rico, Inc.               Delaware
Sears Wishbook, Inc..                             Delaware
Western Auto Supply Company                       Delaware
  Tire America Inc.                               Delaware
  NTW Incorporated                                Delaware
83 other companies                                Various


   The Company owns 20% to 50% of the outstanding voting securities of 28 companies which are accounted for on an equity method.

   The Company has investments in a number of other corporations representing substantial percentages (but not more than 20 percent) of their outstanding capital stock. The Company disclaims control of any such companies.